As filed with the Securities and Exchange Commission on June 18, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act Of 1933

INFOSPACE, INC.

(Exact name of issuer as specified in its charter)

DELAWARE	91-1718107
(State of Incorporation)	(I.R.S. Employer Identification Number)

601 108th Avenue NE, Suite 1200

Bellevue, WA 90084

(Address of principal executive offices)

InfoSpace, Inc. Switchboard Incorporated Stock Incentive Plan

(Full title of the plan)

John M. Hall

Senior Vice President, General Counsel, and Secretary

InfoSpace, Inc.

601 108th Avenue NE, Suite 1200

Bellevue, WA 98004

(425) 201-6100

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:

Jeffrey D. Saper, Esq.

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.0001 par value, to be issued under the InfoSpace, Inc. Switchboard Incorporated Stock Incentive Plan	476,607 shares	$32.92	$15,689,902.44	$1,440.91

(1)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average high and low prices as reported on the Nasdaq National Market on June 17, 2004.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the registration fee is offset by fees previously paid by Switchboard Incorporated in connection with the registration of shares issuable under the Switchboard’s 1999 Stock Incentive Plan, which was assumed by InfoSpace in connection with the acquisition of Switchboard by InfoSpace, which shares remained unsold at the termination of the offering. Switchboard paid a registration fee of $11,947 in connection with the filing of an S-8 on March 2, 2000, with respect to the shares issuable under Switchboard’s 1999 Stock Incentive Plan and 1996 Stock Incentive Plan (File No. 333-31498), $547 of which fee relates to the unissued balance of shares issuable under Switchboard’s 1999 Stock Incentive Plan. Thus, the registration fee of $1,987.91 payable in connection with the registration of 476,607 shares of InfoSpace common stock, calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, is reduced by $547, resulting in a registration fee due of $1,440.91.

The Registration Statement shall become effective upon filing in accordance with Rule 462 of the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 424 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission by InfoSpace, Inc. (the “Company” or the “Registrant”) are hereby incorporated by reference in this Registration Statement:

(1) the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed pursuant to Section 13 of the Exchange Act;

(3) the Company’s Current Reports on Form 8-K and Form 8-K/A dated March 26, 2004, April 14, 2004 and May 25, 2004; and

(4) the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, dated December 3, 1998, filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Further, in accordance with the Delaware General Corporation Law, the Company’s Restated Certificate of Incorporation eliminates the liability of a director of the Company to the Company and its stockholders for monetary damages for breaches of such director’s fiduciary duty of care in certain instances. The Restated Bylaws (the “Restated Bylaws”) of the Company provides for indemnification of certain agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by this indemnification include any current or former directors and officers of the Company, as well as persons who serve at the request of the Company as directors, officers, employees or agents of another enterprise.

In addition, the Company has entered into contractual agreements with each director and certain officers of the Company designated by the Board to indemnify such individuals to the full extent permitted by law. These agreements also resolve certain procedural and substantive matters that are not covered, or are covered in less detail, in the Restated Bylaws or by the Delaware General Corporation Law. The Company also currently maintains director and officer liability insurance.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

4.1	InfoSpace, Inc. Switchboard Incorporated Stock Incentive Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to legality of securities being registered.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 17th day of June, 2004.

INFOSPACE, INC.

/s/ John M. Hall
John M. Hall
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David E. Rostov and John M. Hall, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities indicated below on this 17th day of June, 2004.

Signature	Title

/s/ James F. Voelker James F. Voelker	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ David E. Rostov David E. Rostov	Chief Financial Officer (Principal Financial Officer)

/s/ Allen M. Hsieh Allen M. Hsieh	Chief Accounting Officer (Principal Accounting Officer)

/s/ Edmund O. Belsheim, Jr. Edmund O. Belsheim, Jr.	Chief Administrative Officer and Director

/s/ John E. Cunningham, IV John E. Cunningham, IV	Director

Richard D. Hearney	Director

/s/ Rufus W. Lumry, III Rufus W. Lumry, III	Director

/s/ Lewis M. Taffer Lewis M. Taffer	Director

/s/ George M. Tronsrue, III George M. Tronsrue, III	Director

Vanessa A. Wittman	Director

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

4.1	Switchboard Incorporated Stock Incentive Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to legality of securities being registered.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).